Exhibit 99.1

      HITTITE MICROWAVE CORPORATION PROMOTES STEPHEN G. DALY TO CHAIRMAN

    CHELMSFORD, Mass., Dec. 16 /PRNewswire-FirstCall/ -- Hittite Microwave Corporation (Nasdaq: HITT) today announced that Stephen G. Daly, President and Chief Executive Officer and a Director of the company, has been elected to the additional office of Chairman of the Board. He succeeds the company's founder, Yalcin Ayasli, who will remain on the Board and serve as Chairman Emeritus. Mr. Daly, who joined the company in 1996, has served as President since January 2004 and Chief Executive Officer since December 2004.

    "I am pleased to announce Stephen's promotion to Chairman of the Board," said Dr. Ayasli. "His performance as President and Chief Executive Officer has been outstanding. We have great confidence in his ability to successfully lead the company and continue its growth into the future."

    About Hittite Microwave Corporation

    Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, frequency dividers and detectors, frequency multipliers, mixers and converters, modulators, oscillators, phase shifters, sensors and switches. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The Company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The Company is headquartered in Chelmsford, MA.

SOURCE  Hittite Microwave Corporation
    -0-                             12/16/2005
    /CONTACT: William W. Boecke, V.P. Chief Financial Officer of Hittite Microwave Corporation, +1-978-250-3343/
    (HITT)